EXHIBIT 10.38

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and effective as of March 29, 2013 (the "Effective Date"), between General Employment Enterprises Inc., an Illinois corporation, whose principal place of business is One Tower Lane, Suite 2200, Oakbrook Terrace, IL 60181 (the "Company") and Andrew J. Norstrud, an individual whose address is 15837 Trackside Drive, Odessa, Florida 33556 (the "Executive").

RECITALS

A.           The Company is an Illinois corporation and is principally engaged in the business of staffing and permanent placement, and related personnel activities, including benefit and insurance programs (the "Business").

B.            The Executive is a duly qualified and licensed Certified Public Accountant (in Florida) and has extensive experience in financial management, accounting and SEC reporting for publicly-listed companies, which skills are required immediately and would be beneficial for the Company and its shareholders.

C.            The Company desires to employ the Executive and the Executive desires to be employed by the Company.

D.           The parties agree that a covenant not to compete is essential to the growth and stability of the business of the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein made, the Company and the Executive do hereby agree as follows:

1.             Recitals.  The above recitals are true, correct, and are herein incorporated by reference.

2.             Employment.  The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

3.              Authority and Power During Employment Period.

a.            Duties and Responsibilities.  During the term of this Agreement, the Executive shall serve as Chief Financial Officer and Treasurer for the Company and will perform duties typical and standard of this title and report directly to Michael Schroering, the Chief Executive Officer (the “CEO”), subject to the guidelines and direction of the Board of Directors of the Company.  It is understood and agreed that Executive is and shall be a designated officer of the Company for SEC reporting purposes and requirements.

b.            Time Devoted.  Throughout the term of the Agreement, the Executive shall devote most of the Executive's business time and attention to the business and affairs of the Company consistent with the Executive's position with the Company.  It is understood and agreed that the Executive shall conduct the more substantial part of his work for the Company from his home office in Tampa, Florida, retaining his domicile as a resident of Florida, and that he shall not be deemed a resident of Illinois for any purpose under this Agreement.  It is further agreed that, subject to further review by the CEO, if circumstances warrant, the Executive shall have a limited right to assist and serve his existing clients to the extent that he can do so without prejudice to the interests and needs of the Company.  The Executive shall keep the Company’s CEO generally informed of the Executive’s work on any other client matters during the term of this Agreement, and any substantially changed circumstances with respect to such other work, if any.

4.             Term.  The Term of employment hereunder shall be three (3) years from the Effective Date shown above, unless earlier amended, renewed or terminated as provided herein.

5.             Compensation and Benefits.

a.            Salary.  The Executive shall be paid a base salary (the "Base Salary") at an annual rate of Two Hundred Thousand Dollars ($200,000) beginning at the Effective Date of this Agreement, payable in monthly installments according to the customary procedures of the Company.  Any additional increase will be at the discretion of the CEO and the Compensation Committee of the Board of Directors.

b.            Performance Based Bonus.  As additional compensation, the Executive shall be entitled to receive a cash bonus ("Bonus") of up to one hundred percent (100%) of the Executive’s Base Salary for each fiscal year during the Term of the Executive's employment, based on performance criteria to be mutually defined.  In addition the Executive may receive additional bonuses if and as determined by the CEO and the Compensation Committee, which may be paid in stock, stock options, or cash, within the discretion of the CEO and Compensation Committee.  Bonus payments shall be paid at or after the end of the applicable fiscal reporting period, and shall not be accrued or earned prior to the actual approval and award of any such Bonus by the Board of Directors.

c.            Options.  Within 30 days of the date this Agreement is executed, the Executive shall be granted qualified options to purchase two hundred thousand (200,000) shares of the Company’s common stock at the fair market value as of that date (measured by the day’s closing price on the NYSE MKT) which shall vest proportionately over a three year period, will be exercisable for ten (10) years, and will provide for a cashless exercise, subject to the usual provisions of the Company’s qualified stock option plan then in effect.  Additional options may be issued to the Executive from time to time as approved by the Compensation Committee and the Board of Directors in their sole discretion.

d.            Executive Benefits.  The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to comparable executives.

e.            Vacation.  During each year of the term of this Agreement, commencing with the Effective Date, the Executive shall be entitled to five (5) weeks paid vacation per year.

f.            Business Expense Reimbursement.  During the Term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder, including but not limited to travel expenses to various offices of the Company and reasonable continuing education courses completed, if any, provided the Executive properly accounts therefore.  The Company shall pay for or reimburse the out-of-pocket expenses associated with the Executive’s travel from Tampa, Florida to the Company’s headquarters in Oakbrook Terrace, IL, and meals and lodging expenses while in Illinois.

g.            Signing and Incentive Bonus. A Twenty Five Thousand Dollar ($25,000) signing bonus shall be paid immediately upon or effective as of the execution of this Agreement, and an additional Twenty Five Thousand Dollar ($25,000) cash bonus will be earned, due, and payable as a special performance incentive Bonus within ten (10) days after a written business plan and pro forma financial plan (the “Business Plan”) for the Company is submitted to the Board of Directors, provided, said Business Plan is submitted on or prior to August 30, 2013 and is reasonably approved by the Board of Directors.  The Twenty Five Thousand Dollar ($25,000) second bonus will be combined with a new and additional title of “Vice President” of the appropriate corporate rank, to be determined at or about the time of such achievement.
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6.             Consequences of Termination of Employment.

a.            Death.  In the event of the death of the Executive during the Term, any unpaid salary and earned bonus shall be paid to the Executive's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive, until the date of death.  Other death benefits will be determined in accordance with the terms of the Company's benefit programs and plans in effect at the time of such death, if any.

b.            Disability.  In the event of the Executive's disability, the Executive shall be entitled to compensation in accordance with the Company's disability compensation practice for senior executives, if any, including any separate arrangement or policy covering the Executive.  Given the unique circumstances and as an incentive to induce Executive to accept this Agreement - subject to appropriate medical verification by physicians reasonably selected by the Company - Executive shall be entitled to a disability payment of up to one (1) month’s Base Salary as a Company-paid disability and severance benefit to assist  during the immediate aftermath of any total and permanent disability, after which the Company shall have no further obligation for compensation under this Agreement. The Board of Directors shall have the discretion to increase any such payment in its sole discretion if circumstances warrant additional compensation in the best interests of the Company.

c.            Termination by the Company for Cause.

(1)            Nothing herein shall prevent the Company from terminating Employment for "Cause," as hereinafter defined.  The Executive shall continue to receive salary only for the pay period first ending after the date of such termination.  Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(2)            "Cause" shall mean and include those actions or events specified below in subsections (A) through (G) to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement:  (A)  Committing or participating in an injurious act of fraud, gross neglect or embezzlement against the Company; (B) committing or participating in any other injurious act or omission in a manner which was negligent against the Company, monetarily or otherwise; (C) engaging in a criminal enterprise involving moral turpitude; (D) conviction of an act or acts constituting a felony under the laws of the United States or any state thereof; (E) any attempted assignment of this Agreement by the Executive in violation of Section 14 of this Agreement; (F) failure to discharge written, statutory or regulatory duties of the CFO under this Agreement; or (G) general and continuous failure or refusal to perform the duties reasonably assigned by the Board of Directors or the CEO or to follow any lawful directive of the Board of Directors or the CEO.  No actions, events or circumstances, other than material fraud, occurring or taking place at any time prior to the date of this Agreement shall constitute or provide any basis for any termination of this Agreement for Cause;

(3)            Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 6(c) contained in this Agreement and specifying the particulars thereof.  The Executive shall be given a ten (10) day period to cure such conduct or act or omission, if possible.

d.            Termination by the Company Other than for Cause.  The foregoing notwithstanding, the Company may terminate the Executive's employment for whatever reason it deems appropriate, or for no reason whatsoever; provided, however, that in the event such termination is not based on Cause, as provided in Section 6(c) above or related to a change of control as defined in section 6(f), the Company may terminate this Agreement upon giving three (3) months prior written notice.  During such three (3) month period, the Executive shall continue to perform the Executive's duties pursuant to this Agreement unless otherwise directed by the CEO or the Board of Directors, and the Company shall continue to compensate the Executive in accordance with this Agreement.  After the three (3) months the Company will continue to pay the Executive his salary for the greater of twelve (12) months or the remainder of the Term of this Agreement.  All outstanding options held by the Executive shall immediately vest and shall remain outstanding for the remainder of the stated term of said options.

e.            Voluntary Termination.  In the event the Executive terminates his employment voluntarily, except as provided in Section 6(f), prior to the expiration of the Term of this Agreement, including any renewals thereof, Executive shall be limited to salary, and vested equity and stock options earned to the date of voluntary termination.  The Executive will be expected to give 30 days notice of termination to allow the Company a transition period to the new executive.  The Executive can terminate this Agreement without the foregoing 30 day notice if in his professional judgment the circumstances require his immediate resignation.  The Company will be obligated to compensate the Executive through the actual termination date.

f.            Termination Following a Change of Control.

(1)            In the event that a “Change of Control" of the Company shall occur at any time during the Term hereof, the Executive shall have the right to terminate the Executive's employment under this Agreement upon thirty (30) days written notice given at any time within six (6) months after the occurrence of such Change in Control.

(2)            For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following events:

(A)            one person or entity (or more than one person or entity acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person or entity (or more than one person or entity acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock; or

(B)            a majority of the members of the Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(C)            Michael Schroering is replaced as the Company’s CEO; or

(D)            the sale of all or substantially all of the Company's assets; or

(E)            the merger of the Company into or consolidation with another entity and, after giving effect to such merger or consolidation, the holders of stock of the Company immediately prior to such merger or consolidation own less than 51% of the stock of the surviving entity after such merger or consolidation.

(3)            In the event of such termination of the Executive's employment pursuant to a Change of Control, Executive shall be entitled to (A) immediate vesting of all options previously awarded; and (B) the continued payment of the Executive’s salary for a period of twelve (12) months.

7.             Covenant Not to Compete and Non‑Disclosure of Information.

a.            Covenant Not to Compete.  The Executive acknowledges and recognizes the highly competitive nature of the Company's Business and the goodwill, continued patronage, and specifically the names and addresses of the Company's Clients (as hereinafter defined) constitute a substantial asset of the Company, having been acquired through considerable time, money and effort.  Accordingly, in consideration of the execution of this Agreement, in the event the Executive's employment is terminated by reason of disability pursuant to Section 6(b) or for Cause pursuant to Section 6(c), then the Executive agrees to the following:

(1)            That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Executive will not, individually or in combination with others, directly or indirectly, engage in any Competitive Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor or agent.

(2)            That during the Restricted Period and within the Restricted Area, the Executive will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company's Clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

b.            Non‑Disclosure of Information.  Executive agrees that Executive will not use or disclose any “Proprietary Information” of the Company for the Executive's own purposes or for the benefit of any entity engaged in Competitive Business Activities.  As used herein, the term "Proprietary Information" shall mean trade secrets, knowhow, confidential proprietary information, Company operations, or other nonpublic information of or about the Company which are material to the conduct of the Business.  No information can be considered Proprietary Information if the same is otherwise in the public domain.  It shall not be a violation of this Agreement if Executive is required to disclose any Proprietary Information by order of any court or by reason of any statute, law, rule, regulation, ordinance or other governmental requirement.  Executive further agrees that in the event his employment is terminated, all Documents in his possession at the time of his termination shall be returned to the Company at the Company's principal place of business and at the Company’s expense.  This covenant and obligation of Non-Disclosure and non-use of Proprietary Information shall continue in effect and shall survive the termination of this Agreement through the end of the Restricted Period.

c.            Documents.  "Documents" shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to:  papers; books; records; tangible things; correspondence; communications; electronic  messages or data of any kind, regardless of medium or format, including software, databases and any computer record of any type or description whatsoever; memoranda; notes and working papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated.  In all cases where originals are not available, the term "Documents" shall also mean identical copies of original documents or non-identical copies thereof.  Electronic records and copies shall be deemed the equivalent of any tangible version of the same record, regardless of where or how stored or retained.

d.            Company's Clients.  The "Company's Clients" shall be deemed to be any partnerships, corporations, professional associations or other business organizations of any kind for whom the Company has performed Competitive Business Activities.

e.            Restricted Period and Area.  The "Restrictive Period" shall be deemed to be twelve (12) months following termination of Executive’s employment under this Agreement.  The Restricted Area shall be the continental United States.

f.            Competitive Business Activities.  The term "Competitive Business Activities" as used herein shall be deemed to mean the Business of the Company, as described herein.

g.            Covenants as Essential Elements of this Agreement.  It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7(a) and (b) are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement.  Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement.  The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive.

h.            Survival After Termination of Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7(a) and (b) shall survive the termination of this Agreement and the Executive's employment with the Company.

i.            Remedies.

(1)            The Executive acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Section 7(a) or (b) herein would be inadequate and a breach thereof will cause irreparable harm to the Company.  In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 7(a) (b) or (c), the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Executive agrees not to oppose the Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

(2)            The Executive acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 7(a) (b) or (c) and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company or further damage to the Company.  Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

8.             Indemnification.

The Executive shall be entitled to indemnification and defense by the Company to the full extent allowed by law, subject to and in accordance with the execution of the Company’s customary Indemnification Agreement—as established from time to time by the Company’s Board of Directors—to protect the Company’s officers and directors in the ordinary and prudent exercise of their duties to the Company—including the benefits of any insurance coverage that the Company may purchase or have in effect.  To the extent that any such insurance coverage may not be sufficient or applicable, the Executive shall have the right to reimbursement and indemnification by the Company, in accordance with the Company’s Indemnification Agreement in effect at the time of any relevant loss or claim.  Nothing in this Agreement shall be deemed to alter, amend, limit, or vary any of the terms of the Company’s duly approved Indemnification Agreement or its effective date, as modified from time to time within the sole discretion of the Company’s Board’s of Directors.

9.             Withholding.  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.  Notwithstanding the foregoing, the Executive shall be solely and entirely responsible for his own compliance with applicable tax laws and regulations, in whatever form, venue or jurisdiction that may apply, and nothing in this Agreement shall be deemed to be any assumption of responsibility by the Company for any liability of the Executive for applicable taxes, fines or penalties.  By executing this Agreement and signing in the space provided below, the Executive acknowledges that he has obtained his own tax counsel and advice with regard to this Agreement and that he assumes all responsibility and liability for any taxes that may be due or payable by law, and that he has not relied on any representation by the Company, or by any officer or director of the Company, with regard to the tax consequences of this Agreement, including any issue with respect to the concept of statutory employee.

10.          Notices.  Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, or by any verifiable electronic means of transmission - in the case of the Executive to the Executive's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office at the time of any such notice, or at such other place as it may designate.

11.          Waiver.  Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement.  No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12.          Completeness and Modification.  This Agreement constitutes the entire understanding between the parties hereto, superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement.  This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

13.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.  Signatures transmitted by electronic or photographic means shall, in the absence of fraud, be as valid and effective for all lawful purposes the same as the original.

14.          Binding Effect/Assignment.  This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns.  This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company's affiliates controlled by or under common control with the Company.

15.          Governing Law.  This Agreement shall become valid when executed and accepted by Company.  The parties agree that it shall be deemed made and entered into within the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida, without regard to any conflicts of laws provisions.  Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Business or services under this Agreement may be located.

16.          Further Assurances.  All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

17.          Headings.  The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

18.          Survival.  Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

19.          Severability.  The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

20.          Enforcement.  Should it become necessary for any party to institute legal action or other proceeding to enforce the terms and conditions of this Agreement, the successful party will be awarded its actual expenses and out-of-pocket costs, including its reasonable attorneys' fees as paid at all trial and appellate levels.

21.          Venue.  Company and Employee acknowledge and agree that the Judicial Circuit Court in and for Hillsborough County, Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

22.          Construction.  This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS ENTIRE AGREEMENT, HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WITH COUNSEL OF THEIR OWN CHOOSING; AND FURTHER ACKNOWLEDGE THAT THEY UNDERSTAND THE RESTRICTIONS, TERMS AND CONDITIONS IMPOSED UPON THEM BY THIS AGREEMENT; AND THAT THESE RESTRICTIONS, TERMS AND CONDITIONS MAY BE BINDING UPON BOTH THE COMPANY AND THE EXECUTIVE DURING AND AFTER TERMINATION OF THE EMPLOYMENT OF THE EXECUTIVE.

IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

Witness:	The Company:

General Employment Enterprises, Inc.

	By:	/s/ Michael Schroering
	Name:	Michael Schroering
	Title:	Chief Executive Officer

Witness:	The Executive

	By:	/s/ Andrew J. Norstrud
	Name:	Andrew J. Norstrud